Exhibit 99.1

Burlington Stores, Inc.

Announces First Quarter Fiscal 2015 Results

Names Jennifer Vecchio as EVP/Chief Merchandising Officer

Reiterates Fiscal Year 2015 Guidance, inclusive of Hourly Wage Increase

For the Fiscal 2015 First Quarter vs. the Fiscal 2014 First Quarter:

•	Net sales rose 4.9%

•	Adjusted Diluted EPS rose 64% to $0.41, compared to $0.25 last year

•	Adjusted EBITDA margin increased by 40bps vs. last year

•	Comparable store inventory decreased 11% and turned 18% faster

BURLINGTON, New Jersey; June 9, 2015 – Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the first quarter ended May 2, 2015.

Tom Kingsbury, Chairman and Chief Executive Officer stated, “We are pleased with our 64% increase in adjusted EPS which was driven by a robust gross margin expansion. While our comp sales were positive for the ninth consecutive quarter, we were negatively impacted by the timing of IRS tax refunds, lower markdown sales due to significantly less markdown inventory, increased store closures due to weather, and receipt flow issues in three key Easter businesses. With that said, I am optimistic about our business as comparable store sales have accelerated and we are in a great inventory position to take advantage of the many opportunities we see in the market place.”

First Quarter Fiscal 2015 Operating Results (for the 13 week period ended May 2, 2015 compared with the 13 week period ended May 3, 2014):

•	Comparable store sales increased 0.8% which follows a comparable store sales increase of 2.7% in the first quarter of last year.

•	Net sales increased 4.9%, or $54.8 million to $1,183.1 million. This increase includes the 0.8% increase in comparable store sales, as well as an increase of $49.2 million from new and non-comparable stores.

•	Gross margin expanded by 160 basis points to 39.7% from 38.1% last year, primarily due to a reduction in markdowns. This more than offset an approximate 80 basis point increase in product sourcing costs that are included in selling and administrative expenses.

•	SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 27.3% vs. 26.9% in the first quarter of last year. The increase was due to a deleveraging of occupancy and marketing costs and increases in severance and stock based compensation expense.

•	Adjusted EBITDA increased 9.9%, or $9.1 million, to $101.4 million, with a 40 basis point expansion in Adjusted EBITDA as a percentage of net sales.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $1.5 million to $36.1 million.

•	Interest Expense decreased $11.7 million to $14.8 million from last year, driven by interest savings related to the debt refinancing in August 2014 and principal payments made during Fiscal 2014.

•	Adjusted tax expense was $19.1 million compared to $12.5 million last year. The adjusted effective tax rate was 37.9% vs. 40.2% last year, driven primarily by increases in tax credits.

•	Adjusted Net Income was $31.4 million vs. $18.6 million last year, or $0.41 per diluted share, vs. $0.25 per diluted share last year. Diluted shares outstanding were 76.5 million vs. 75.5 million last year.

Inventories:

•	Merchandise Inventories were $822.3 million vs. $707.6 million at the end of the first quarter last year. This includes an increase in pack and hold inventory of $71.3 million vs. last year. Pack and hold inventory represented 26% of inventory at quarter end versus 19% last year. Comparable store inventory decreased 11% compared with the end of the first quarter last year.

Leadership addition

•	The Company announced that it named Jennifer Vecchio as Executive Vice President/Chief Merchandising Officer. Jennifer brings great experience in the off-price model having spent fourteen years in merchandising at Ross from 1997 to 2011. Her last position at Ross was Executive Vice President of Merchandising for Men’s and Kids. Jennifer has consulted for the company since January of 2014. Accordingly, she has worked directly with the merchandising team and is knowledgeable about the company’s current practices and culture. We believe this experience will allow her to easily transition to her new role.

Employee Hourly Wage Increase

•	Highlighting the value and commitment Burlington Stores has for its associates, the Company announced that effective July 5th, all full time, and part-time associates with six months or more of service, will be paid at least $9.00 per hour. The Company indicated that it expects efficiencies to offset expenses associated with the wage increases so it will result in a P&L neutral event.

Commenting on the management addition and wage rate increase, Tom Kingsbury stated: “We are excited to announce that Jennifer Vecchio joined our executive leadership team as Chief Merchandising Officer. Jennifer has made considerable contributions while consulting with us over the past year and a half and I am delighted to have her on board in a permanent role. In addition, we strongly value our associate contributions and are committed to being an employer of choice which is evident by our announcement to have all of our full time, and part-time employees with at least six months of service, earn at least $9.00 per hour. Furthermore, I am very pleased that our Board of Directors has authorized a $200 million share repurchase program. This reflects their confidence in our business and strategy, as well as the Company’s commitment to utilize its strong cash flow for the benefit of the shareholders.”

Fiscal 2015 Outlook

For the full Fiscal Year 2015 (the 52-weeks ending January 30, 2016), the Company continues to expect:

•	Net sales to increase in the range of 6% to 7%;

•	Comparable store sales to increase between 2% to 3%;

•	Adjusted EBITDA margin expansion of 10 to 20 basis points;

•	Interest expense of approximately $61 million;

•	Tax rate to approximate 39%;

•	Adjusted Net Income per Share in the range of $2.15 to $2.25 per share, utilizing a fully diluted share count of approximately 77 million shares;

•	To open 25 net new stores.

For the second quarter of Fiscal 2015 (the 13 weeks ending August 1, 2015), the Company currently expects:

•	Net sales to increase in the range of 7% to 8%;

•	Comparable store sales to increase between 3% to 4%;

•	Adjusted Net Income per dilutive share is expected in the range of $0.10 to $0.13 vs. $(0.01) per share last year, utilizing a basic share count of 76.6 million shares.

Note regarding Non-GAAP financial measures

The preceding discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2015 Conference Call

The Company will hold a conference call on Tuesday, June 9, 2015 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter Fiscal 2015 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the call on June 9, 2015, through June 16, 2015. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay passcode is 13582911. Additionally, a replay of the call will be available on the investor relations page of the company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(All amounts in thousands, except share and per share data)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$34,748	$25,349	$69,490
Restricted cash and cash equivalents	27,800	27,800	32,100
Accounts receivable—net of allowance for doubtful accounts	45,717	49,716	44,084
Merchandise inventories	822,313	788,708	707,627
Deferred tax assets	35,821	37,229	14,850
Prepaid and other current assets	90,173	58,681	82,863

Total Current Assets	1,056,572	987,483	951,014
Property and equipment—net of accumulated depreciation and amortization	967,054	970,419	907,772
Tradenames	238,000	238,000	238,000
Favorable leases—net of accumulated amortization	260,291	266,397	285,933
Goodwill	47,064	47,064	47,064
Other assets	114,133	115,206	117,976

Total Assets	$2,683,114	$2,624,569	$2,547,759

LIABILITIES AND STOCKHOLDERS’ DEFECIT
Current Liabilities:
Accounts payable	$631,790	$621,682	$575,912
Other current liabilities	261,691	310,268	249,188
Current maturities of long term debt	1,195	1,167	1,070

Total Current Liabilities	894,676	933,117	826,170

Long term debt	1,316,037	1,249,276	1,366,414
Other liabilities	273,335	273,767	255,456
Deferred tax liabilities	229,418	234,360	235,986
Commitments and contingencies

Stockholders’ Deficit:
Preferred stock, $0.0001 par value: authorized: 50,000,000 shares; no shares issued and outstanding at May 2, 2015, January 31, 2015 and May 3, 2014	—	—	—
Common stock, $0.0001 par value: authorized: 500,000,000 shares at May 2, 2015, January 31, 2015 and May 3, 2014 Issued: 76,346,273 shares at May 2, 2015, 75,925,507 shares at January 31, 2015 and 74,712,389 shares at May 3, 2014 Outstanding: 75,669,129 shares at May 2, 2015, 75,254,682 shares at January 31, 2015 and 74,060,779 shares at May 3, 2014	7	7	7
Additional paid-in-capital	1,379,832	1,370,498	1,351,772
Accumulated deficit	(1,400,759)	(1,426,454)	(1,480,635)
Accumulated other comprehensive loss	(843)	(1,744)	—
Treasury stock, at cost	(8,589)	(8,258)	(7,411)

Total Stockholders’ Deficit	(30,352)	(65,951)	(136,267)

Total Liabilities and Stockholders’ Deficit	$2,683,114	$2,624,569	$2,547,759

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 2, 2015	May 3, 2014
REVENUES:
Net sales	$1,183,059	$1,128,269
Other revenue	7,860	7,589

Total Revenue	1,190,919	1,135,858

COSTS AND EXPENSES:
Cost of sales	712,930	698,461
Selling, general and administrative expenses	377,679	347,021
Costs related to debt amendments, secondary offerings and other	259	424
Stock option modification expense	460	828
Depreciation and amortization	42,155	41,208
Impairment charges-long-lived assets	1,715	19
Other income, net	(1,072)	(1,896)
Loss on extinguishment of debt	649	3,681
Interest expense (inclusive of gain (loss) on interest rate cap agreements)	14,803	26,552

Total Cost and Expenses	1,149,578	1,116,298

Income Before Income Tax Expense	41,341	19,560
Income tax expense	15,646	7,786

Net Income	$25,695	$11,774

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 2, 2015	May 3, 2014
OPERATING ACTIVITIES
Net income	$25,695	$11,774
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	42,155	41,208
Impairment charges - long-lived assets	1,715	19
Amortization of deferred financing costs	734	2,229
Accretion of long-term debt instruments	211	571
Deferred income tax (benefit)	(4,135)	(8,098)
Non-cash loss on extinguishment of debt—write-off of deferred financing costs and original issue discount	649	2,521
Non-cash stock compensation expense	2,119	1,367
Non-cash rent expense	(5,586)	(5,539)
Deferred rent incentives	11,301	8,729
Excess tax benefit from stock based compensation	(6,150)	(3,404)
Changes in assets and liabilities:
Accounts receivable	(2,015)	(10,438)
Merchandise inventories	(33,605)	12,425
Prepaid and other current assets	(31,492)	(632)
Accounts payable	10,108	32,925
Other current liabilities	(33,350)	(43,107)
Other long term assets and long term liabilities	(913)	736
Other	701	232

Net Cash (Used in) Provided by Operating Activities	(21,858)	43,518

INVESTING ACTIVITIES
Cash paid for property and equipment	(43,088)	(45,985)
Proceeds from sale of property and equipment and assets held for sale	108	108

Net Cash Used in Investing Activities	(42,980)	(45,877)

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 2, 2015	May 3, 2014
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	436,100	115,000
Principal payments on long term debt—ABL Line of Credit	(319,400)	(115,000)
Principal payments on long term debt—Term B-3 Loans	(50,000)	—
Principal payments on long term debt—Term B-2 Loans	—	(3,955)
Principal payments on long term debt—Holdco Notes	—	(58,000)
Proceeds from sale of interest rate cap contracts	1,169	—
Repayment of capital lease obligations	(348)	(240)
Purchase of treasury shares	(331)	(3,086)
Proceeds from stock option exercises	903	742
Excess tax benefit from stock based compensation	6,150	3,404
Deferred financing costs	(6)	—

Net Cash Provided by (Used in) Financing Activities	74,237	(61,135)

Increase (decrease) in cash and cash equivalents	9,399	(63,494)
Cash and cash equivalents at beginning of period	25,349	132,984

Cash and Cash Equivalents at End of Period	$34,748	$69,490

Supplemental Disclosure of Cash Flow Information:
Interest paid	$13,885	$39,515

Income tax payments—net	$18,499	$35,193

Non-Cash Investing Activities:
Accrued purchases of property and equipment	$12,571	$14,763

Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, costs related to debt amendments, secondary offerings and other, depreciation, amortization and impairment, stock option modification expense, advisory fees and other unusual, non-recurring or extraordinary expenses, losses or charges), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees, (vi) stock option modification expense and (vii) other unusual, non-recurring or extraordinary expenses, losses or charges, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three months ended May 2, 2015 compared with the three months ended May 3, 2014:

	(unaudited) (in thousands, except per share data)
	Three Months Ended
	May 2, 2015	May 3, 2014
Reconciliation of net income to Adjusted Net Income:
Net income	$25,695	$11,774
Net favorable lease amortization (a)	6,057	6,571
Costs related to debt amendments, secondary offerings and other (b)	259	424
Stock option modification expense (c)	460	828
Loss on extinguishment of debt (d)	649	3,681
Impairment charges (e)	1,715	19
Advisory fees (f)	73	66
Tax Effect (g)	(3,501)	(4,751)

Adjusted Net Income	$31,407	$18,612

Fully diluted weighted average shares outstanding	76,501	75,469
Adjusted Net Income per share	$0.41	$0.25

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital Acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Operations.

(b)	Costs are primarily related to our secondary offerings during Fiscal 2015 and Fiscal 2014.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	For Fiscal 2015, amounts relate to the April 2015 prepayment on our Term Loan Facility. For Fiscal2014, amounts relate to our April 2014 partial redemption of our Holdco Notes and excess cash flow payment of our Term Loan Facility.
(e)	Represents impairment charges on long lived assets.
(f)	Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. Amounts are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Operations.
(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (f).

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three months ended May 2, 2015 compared with the three months ended May 3, 2014:

	(unaudited) (in thousands)
	Three Months Ended
	May 2 2015	May 3 2014
Reconciliation of net income to Adjusted EBITDA:
Net income	$25,695	$11,774
Interest expense	14,803	26,552
Interest income	(15)	(12)
Loss on extinguishment of debt (d)	649	3,681
Costs related to debt amendments, secondary offerings and other (b)	259	424
Stock option modification expense (c)	460	828
Advisory fees (f)	73	66
Depreciation and amortization	42,155	41,208
Impairment charges (e)	1,715	19
Tax expense	15,646	7,786

Adjusted EBITDA	$101,440	$92,326